UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 14, 2005

Date of Report (Date of

earliest event reported)

Shurgard Storage Centers, Inc.

(Exact name of registrant as specified in charter)

Washington	001-11455	91-1603837
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street, Suite 400

Seattle, Washington 98109-4426

(Address of principal executive offices) (Zip Code)

(206) 624-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Agreements.

On February 14, 2005, Shurgard Storage Centers, Inc. entered into a three-year $350 million senior unsecured revolving credit facility and a six-month $150 million term loan facility, both with one-year extension options. The proceeds refinanced our existing unsecured credit facility due to mature on February 26, 2005. At closing, the interest rate on the revolving facility was 70 basis points over LIBOR in addition to a 20 basis point facility fee, and the interest rate on the term loan was 90 basis points over LIBOR.

Banc of America Securities LLC arranged and syndicated the new facilities and is the Administrative Agent. Citicorp North America, Inc. is the Syndication Agent; Commerzbank AG New York, LaSalle Bank National Association and Keybank National Association are Co-Documentation Agents; the Bank of Nova Scotia and the Royal Bank of Scotland are Co-Senior Managing Agents; and KBC Bank, N.V. and PNC Bank, National Association are Co-Managing Agents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 14, 2005, we entered into a three-year $350 million senior unsecured revolving credit facility and a six-month $150 million term loan facility, both with one-year extension options. The proceeds refinanced our existing unsecured credit facility due to mature on February 26, 2005. At closing, the interest rate on the revolving facility was 70 basis points over LIBOR in addition to a 20 basis point facility fee, and the interest rate on the term loan was 90 basis points over LIBOR. Payments under both credit facilities are interest only, with principal amounts due at maturity.

Up to 50% of borrowings under the revolving facility can be loans denominated in Euros or Sterling. These foreign currency loans are subject to conversion into U.S. dollar loans in the event of insolvency or acceleration and to partial repayment if a change in exchange rates causes us to exceed the applicable lender commitment. Up to 10% of the borrowings can be same day loans. Up to 10% of the borrowings can be in letters of credit.

The new facilities are unsecured. We and certain of our subsidiaries, which are guarantors, are obligated to repay all amounts (plus interest and expenses) borrowed under the new facilities. The loan agreement includes various representations, warranties and covenants which apply to us, those of our subsidiaries that guaranty the facilities and any other material subsidiaries, which are defined under the agreement as those of our subsidiaries of which we own 10% or more or that account for more than 5% of our consolidated net operating income. These new facilities are subject to acceleration upon breach by us, the guarantors or our material subsidiaries of the terms of the agreement, including, nonpayment, breach of representations and warranties, breach of various financial covenants (calculated from time to time), and any default in obligations to third parties that exceeds $10,000,000 for recourse obligations or $50,000,000 for non-recourse obligations, bankruptcy and change of control without lender’s consent.

Prior to the third anniversary, we have the right to increase the amount of the revolving credit facility from $350,000,000 to $550,000,000, except upon the occurrence of a default.

Item 7.01. Regulation FD Disclosure.

On February 15, 2005, we issued a press release announcing the closing of a three-year $350 million senior unsecured revolving credit facility and a six-month $150 million term loan facility. That press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On February 15, 2005, we issued a press release announcing our fourth quarter 2004 dividend of $0.55 per share, payable on March 10, 2005, to shareholders of record as of March 1, 2005. That press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Pursuant to our contractual debt covenants in connection with the quarterly payment of interest by Shurgard Self Storage SCA, an affiliate of the Company, on 325,000,000 Euros in principal amount of notes issued on October 15, 2004, we are required to distribute to the holders of the notes the quarterly investor report filed as Exhibit 99.3 to this Current Report on Form 8-K.

The information in this Current Report, including but not limited to Exhibits 99.1, 99.2 and 99.3, is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. The information in this Current Report, including but not limited to Exhibits 99.1, 99.2 and 99.3, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated February 14, 2005 among the Company, Bank of America, N.A. and others.

99.1	Press Release dated February 15, 2005.

99.2	Press Release dated February 15, 2005.

99.3	Quarterly Investor Report for the note interest period October 15, 2004 to January 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shurgard Storage Centers, Inc.

Dated: February 17, 2005	By:	/s/ Jane A. Orenstein
	Name:	Jane A. Orenstein
	Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated February 14, 2005 among the Company, Bank of America, N.A. and others.

99.1	Press Release dated February 15, 2005.

99.2	Press Release dated February 15, 2005.

99.3	Quarterly Investor Report for the note interest period October 15, 2004 to January 3, 2005.